SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
               RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1)1


                                Open Market, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, par value $.001
          ------------------------------------------------------------
                         (Title of Class of Securities)

                                   00068370M1
                    ----------------------------------------
                                 (CUSIP Number)
















1 The remainder of this cover page shall be filed out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 5 pages

                                       13G

CUSIP NO. 00068370M1                                           Page 2 of 5 Pages


--------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Tribune Company
--------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) / /

          Not Applicable                                             (b) / /
--------------------------------------------------------------------------------
 3        SEC USE ONLY

--------------------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                                        5       SOLE VOTING POWER

              NUMBER OF                         805,000
               SHARES                   ----------------------------------------
            BENEFICIALLY                6       SHARED VOTING POWER
              OWNED BY
                EACH                            0
              REPORTING                 ----------------------------------------
               PERSON                   7       SOLE DISPOSITIVE POWER
                WITH
                                                805,000
                                        ----------------------------------------
                                        8       SHARED DISPOSITIVE POWER

                                                0
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          805,000
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN
          ROW (9) EXCLUDES CERTAIN SHARES*                               / /

          Not Applicable
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          2.6%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 2 of 5 pages

Item 1(a).        Name of Issuer:

                  Open Market, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  245 First Street, Cambridge, MA  02142

Item 2(a).        Name of Person Filing:

                  Tribune Company

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  435 North Michigan Avenue, Chicago, Illinois  60611

Item 2(c).        Citizenship:

                  N/A (Delaware Corporation)

Item 2(d).        Title of Class of Securities:

                  Common Stock, par value $.001

Item 2(e).        CUSIP Number:

                  00068370M1

Item 3.           NOT APPLICABLE

Item 4.           Ownership.

                  (a)      Amount beneficially owned:

                           805,000 Shares

                  (b)      Percent of class:

                           2.6%

                  (c) Number of shares as to which such person has:

                           (i)      Sole power to vote or to direct the vote -
                                    805,000

                           (ii)     Shared power to vote or direct the vote - 0

                           (iii) Sole power to dispose or to direct the disposition of - 805,000

                           (iv) Shared power to dispose or to direct the disposition of - 0


                                Page 3 of 5 pages

Item 5.           Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  NOT APPLICABLE


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  NOT APPLICABLE

Item 8.           Identification and Classification of Members of the Group.

                  NOT APPLICABLE

Item 9.           Notice of Dissolution of Group.

                  NOT APPLICABLE

Item 10.          Certification.

                  NOT APPLICABLE



                                Page 4 of 5 pages

                                    SIGNATURE



                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                 February 12, 1998
                                                 -----------------
                                                       (Date)



                                                 /s/ Crane H. Kenney
                                                 -------------------
                                                     (Signature)



                                                 Crane H. Kenney/Vice President,
                                                 General Counsel and Secretary
                                                 -------------------------------
                                                          (Name/Title)






































                                Page 5 of 5 pages